UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 2, 2023

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

As previously disclosed, on September 27, 2022, Phunware, Inc. (the "Company") provided notice (the "Notice") to Luan Dang, Chief Technology Officer, that the Company did not intend to renew Mr. Dang's employment agreement. Pursuant to the provision of the Notice, Mr. Dang's employment agreement expired on December 26, 2022.

On January 2, 2023, the Company entered into Separation Agreement (the "Agreement") with Mr. Dang. The Agreement provides for a general release of claims and continued obligations under the Company's confidentiality policy. As compensation, and provided Mr. Dang does not revoke the Agreement within the seven (7) days following the execution of the Agreement, he will receive cash compensation in the amount of $29,890.28, less applicable taxes and other deductions. Furthermore, as a result of the separation, any unvested restricted stock units and options from grants previously made to Mr. Dang will terminate. Mr. Dang may exercise any vested stock options that remain outstanding, subsequent to his termination in accordance with the Company's 2009 Equity Incentive Plan.

The Company thanks Mr. Dang for his contributions to the business and wishes him well in his future endeavors.

As previously reported, the Company entered into a Confidential Executive Employment Agreement with Russell Buyse to serve as Chief Executive Officer of the Company effective December 28, 2022. In connection therewith, on January 4, 2023, the Board adopted the Phunware, Inc. 2022 Inducement Plan (the “Inducement Plan”), effective December 28, 2022. The Board initially reserved 1,470,588 shares of Common Stock for issuance under the Inducement Plan. The only persons eligible to receive grants of Awards (as defined below) under the Inducement Plan are individuals who satisfy the standards for inducement grants in accordance with the Nasdaq Stock Market LLC listing rules, including individuals who were not previously an employee or director of the Company, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with the Company. An “Award” is any right to receive Common Stock of the Company pursuant to the Inducement Plan, consisting of nonstatutory stock options, stock appreciation rights, restricted stock awards or restricted stock unit awards. The foregoing is only a summary of the material terms of the Inducement Plan and does not purport to be a complete and accurate description thereof. Furthermore, the foregoing is qualified in its entirety by reference to the Inducement Plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On January 5, 2023, the Company’s Board of Directors (the "Board") authorized and approved a stock repurchase program for up to $5,000,000 of the outstanding shares of the Company’s common stock, par value $0.001 ("Common Stock"). The authorization permits the Company to repurchase shares of its Common Stock from time-to-time through open market repurchases at prevailing market prices, in accordance with federal securities laws. The stock repurchase plan is expected to be completed over the next twelve (12) months and may be amended or terminated at any time, in the sole discretion of the Board. The exact means, number and timing of stock repurchases will depend on market conditions, applicable legal requirements and other factors, and will be funded through the liquidation of the Company's bitcoin holdings. The Company is not obligated to repurchase any shares of its Common Stock under the repurchase program.

Information regarding share repurchases will be disclosed by the Company in its periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission, as required by the applicable rules of the Securities Exchange Act of 1934, as amended.

On January 5, 2023, the Company issued a press release disclosing information regarding its stock repurchase program, which is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

On January 6, 2023, the Company issued a press release announcing that it had granted an inducement award to Mr. Buyse, which is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1	Phunware, Inc. 2022 Inducement Plan
99.1*	Press Release dated January 5, 2023 titled "Phunware Announces Stock Repurchase Plan"
99.2*	Press Release dated January 6, 2023 titled "Phunware Announces Inducement Grant under Nasdaq Listing Rule 5635(c)(4)"
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2023	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer